UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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AMERICA’S CAR-MART, INC.

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Notice of Annual Meeting of Stockholders

To be held August 25, 2021

Dear Shareowners:

Gratitude is important at America’s Car-Mart, a company with a unique culture characterized by mutual respect. At Car-Mart, it is common to hear the words, “I appreciate you,” directed towards customers, associates, or management. As a company, we are grateful for our customers, associates, and shareholders. Our President and CEO, Jeff Williams, and his team have done an extraordinary job, and we are grateful.

As Jeff has noted, while Car-Mart is celebrating its 40th year in business this year, we view ourselves as more of a start-up company. Through increased emphasis under his leadership on accountability, improved resources and continuously adapting to meet an ever-changing marketplace, we are seeing the seeds of Car-Mart – entrepreneurial employees and a respectful culture – blossom into drivers of increased customer and receivables growth and strong financial performance, while keeping the customer at the center of our mission. Whether improving our purchasing, supporting our general managers with additional centralized services, investing in greater training, building customer support functions, or developing new services, everything we do at Car-Mart relates to giving our customers peace of mind and keeping them on the road.

Car-Mart is a valuable business, generating cash from both earnings and increased borrowing capacity while continuing to grow (we refer to this as “owner’s earnings''). With respect to capital allocation, as long as the returns justify, we choose to serve additional customers and grow our receivables. There is plenty of opportunity to both increase our productivity and expand our customer base. Second, we believe select acquisitions could play an increasing role in our growth. Car-Mart is an excellent home for the right operators who want to both extract value from their book of receivables and provide their employees, customers, and communities with long-term growth opportunities and solid employers. Our acquisition of Taylor Motors in 2020 allowed us to expand our footprint and integrate a strong team of operators, and we are excited to seek opportunities to partner with other operators who share our values. Third, the Board convenes regularly to discuss the intrinsic value of Car-Mart and evaluate share repurchases relative to other uses of capital. While we are mindful of the importance of preserving our strong financial position and balancing alternative uses of capital, we also appreciate the long-term benefits of returning capital to our shareholders through share repurchases. The automobile retail industry today is currently characterized by high prices, reduced credit losses, and inventory scarcity. Car-Mart has a 40-year history of executing across business and credit cycles; we are building a company which is adaptable. No matter the environment, we want to be in a position to serve more customers and grow.

Your Board of Directors represents you and works to support and provide oversight of management. Last year, former Walmarter and civic leader Jim von Gremp retired; this year timber executive and philanthropist Ray Dillon is retiring from the Board. With outside help, the Nominating Committee of the Board of Directors conducted a broad search, successfully recruiting a veteran consumer banking executive who joined the Board in March and a seasoned technology professional who the Board has nominated for election at this year’s annual meeting. We are grateful for the contributions of retiring directors and excited about the potential contributions and perspectives these new representatives will bring to your Board. With the addition of these qualified and experienced individuals, we are pleased that women now represent three of the Board’s seven director nominees presented in this proxy statement for consideration by our shareholders.

In March, the Company published its first Corporate Responsibility Report detailing our progress and commitment to providing a safe and inclusive workplace for our associates with opportunities for professional growth and development, supporting our customers and communities, protecting the environment, and adhering to strong governance standards. Additionally, in response to shareholder feedback, the Compensation Committee of the Board of Directors recently recommended, and the Board adopted, a short-term incentive plan for our executive officers based on net new account growth, mirroring a metric of general manager performance and compensation. Finally, given the importance of technology to the future of America’s Car-Mart, the Board has established an Innovation and Technology Committee to provide focused oversight and counsel with respect to our innovation and technology strategy, digital and e-commerce initiatives, technology operations and other investments in technology.

Please take the time to carefully read the accompanying proxy statement which includes important information regarding the matters to be considered at the 2021 annual meeting. In this proxy statement, you can learn more about our director nominees, Board committees, corporate governance practices, executive compensation philosophy and programs, and our efforts and commitment to corporate responsibility. When voting your shares, I urge you to support the Board’s recommendations.

Your vote is important. I encourage you to promptly vote your shares as described in the accompanying notice. We are working hard across the whole company to get better. Thank you for your support and ownership – we appreciate you.

Sincerely,

/s/ Joshua G. Welch

Joshua G. Welch

Chairman of the Board

AMERICA’S CAR-MART, INC.

1805 North 2nd Street, Suite 401

Rogers, Arkansas 72756

Notice of Annual Meeting of Stockholders

To be held August 25, 2021

To the holders of common stock of America’s Car-Mart, Inc.:

Notice is hereby given that the annual meeting of stockholders of America’s Car-Mart, Inc., a Texas corporation, will be held at the Company’s principal executive office, 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756, on Wednesday, August 25, 2021 at 10:00 a.m., local time, for the following purposes:

(1)	To elect seven directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified;

(2)	To consider and approve an advisory resolution regarding the Company’s compensation of its named executive officers;

(3)	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2022;

(4)	To conduct such other business as may properly come before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record as of the close of business on July 2, 2021 will be entitled to notice of and to vote at the annual meeting of stockholders or any adjournment or postponement thereof.

Very truly yours,

/s/ Jeffrey A. Williams

Jeffrey A. Williams President and Chief Executive Officer

July 14, 2021

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to vote as promptly as possible by the Internet or telephone. If you request a printed copy of the proxy materials, you may complete and mail the proxy you will receive in response to your request or you may vote by the Internet or telephone. If you attend the meeting and wish to change your vote, you may do so by voting in person at the meeting.

AMERICA’S CAR-MART, INC.

1805 North 2nd Street, Suite 401

Rogers, Arkansas 72756

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

AUGUST 25, 2021

PROXY STATEMENT

Unless the context indicates otherwise, all references in this proxy statement to "we," "us," "our" and "the Company" refer to America’s Car-Mart, Inc. and its subsidiaries.

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement, which is first being mailed to stockholders on or about July 14, 2021, is furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at the annual meeting of stockholders to be held at the Company’s principal executive office, 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756, on Wednesday, August 25, 2021 at 10:00 a.m., local time, and at any or all adjournments or postponements thereof. To receive directions to the annual meeting, please call (479) 464-9944. The address of our principal executive office is 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756, and our telephone number is (479) 464-9944.

Stockholders of record as of the record date, July 2, 2021, can vote on the Internet, by mail or by attending the annual meeting and voting by ballot as described below. On or about July 14, 2021, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders advising them that they can access this proxy statement, the 2021 Annual Report and voting instructions over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet. Please keep the notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you for this meeting. If you want to receive a paper copy of the proxy materials, you may request one by calling toll-free at 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com with the control number in the subject line and in the body of the message include your full name, address, and request. There is no charge to you for requesting a copy. Please make your request for a copy on or before August 11, 2021, to facilitate timely delivery. If you request a paper copy of the proxy materials, you may vote by mail by completing and returning the proxy card you will receive in response to your request or you may vote by the Internet or telephone.

We encourage you to vote your shares through our Internet voting option. You can vote on the Internet by following the instructions in the notice that was mailed to you. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. The Internet voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Internet and phone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time on August 24, 2021 for shares held directly and at 11:59 p.m. Eastern time on August 19, 2021 for shares held in a plan. If you vote on the Internet or by phone, you do not need to return your proxy card.

Please note: If you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to the Notice of Internet Availability of Proxy Materials that was mailed to you by your bank, broker or other holder of record to see which voting options are available to you and for instructions on how to vote your shares and how to request a printed copy of the proxy materials.

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If you request a paper copy of the proxy materials and choose to vote by mail, please complete, sign, date and promptly return the accompanying proxy card in the enclosed addressed envelope that will be provided to you in response to your request, even if you plan to attend the annual meeting. Postage need not be affixed to the envelope if mailed within the United States. The immediate return of your proxy card will be of great assistance in preparing for the annual meeting and is, therefore, urgently requested. If you attend the annual meeting and vote in person, your proxy card will not be used.

If you plan to attend the Annual Meeting, we would appreciate it if you would notify our Investor Relations Manager by telephone at (479) 464-9944 or by e-mail at zachary.jennings@car-mart.com. This will assist us with meeting preparations. You also can obtain directions to the meeting by calling this number. Please bring the Notice of Internet Availability of Proxy Materials with you for admission to the meeting.

Any person giving a proxy pursuant to this proxy statement may revoke it at any time before it is exercised at the annual meeting of stockholders by notifying, in writing, our Secretary at the address above prior to the annual meeting date. In addition, if the person executing the proxy is present at the annual meeting, he or she may, but need not, revoke the proxy by notice of such revocation to our Secretary at the annual meeting, and vote his or her shares in person. Proxies in the form provided, if duly signed or authenticated electronically and received in time for voting, and not so revoked, will be voted at the annual meeting in accordance with the instructions specified thereon. Where no choice is specified, proxies will be voted “FOR” the election of the nominees for director named in the proxy statement; “FOR” the resolution approving the Company’s compensation of its named executive officers; “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm; and, on any other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies.

Only stockholders of record at the close of business on the record date, July 2, 2021, will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. Each share of our common stock issued and outstanding on such record date is entitled to one vote. As of July 2, 2021, we had 6,781,603 shares of common stock outstanding.

The presence at the annual meeting of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote as of the record date is necessary to constitute a quorum. Stockholders will be counted as present at the annual meeting if they are present in person at the annual meeting or if they have properly submitted a proxy card. In accordance with the bylaws of the Company, each director shall be elected by a majority of the votes cast with respect to that director at the annual meeting. However, if the number of nominees is greater than the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the annual meeting. The proposals regarding the advisory vote to approve the Company’s executive compensation, and the ratification of Grant Thornton LLP as our independent registered public accounting firm, require the affirmative vote of the holders of a majority of the shares entitled to vote on, and that vote for or against or expressly abstain with respect to, the proposals.

Any abstaining votes and broker “non-votes” will be counted as present and entitled to vote, and therefore will be included for purposes of determining whether a quorum is present at the annual meeting. For the election of directors, abstentions and broker “non-votes” will not be deemed to be “votes cast.” For each other proposal, abstentions will be treated as “votes cast,” but broker “non-votes” will not be deemed to be “votes cast.” As a result, broker “non-votes” will not be included in the tabulation of the voting results on the election of directors and the other proposals presented in this proxy statement, and therefore will not have any effect on such votes. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Abstentions will not be included in the tabulation of the voting results on the election of directors, and therefore will not have any effect on such vote, but will have the same effect as a vote against the proposals regarding the advisory vote on executive compensation, and the ratification of Grant Thornton LLP as our independent registered public accounting firm.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to in this proxy statement as the Dodd-Frank Act, directed national securities exchanges to prohibit broker discretionary voting of uninstructed shares held in “street name” (through a broker or nominee) for the election of directors, executive compensation and certain other matters. Under current stock exchange rules, broker discretionary voting is not permitted for the election of directors and executive compensation matters, including proposals to approve the implementation of, or material revisions to, any equity compensation plan. Therefore, if you hold shares through a broker or other nominee and you do not give your broker or nominee specific instructions, including regarding the election of directors, and the advisory vote on our executive compensation, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

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We will bear the entire cost of the proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders. Individual stockholders of record will receive copies of the proxy solicitation materials even if they share the same mailing address. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, e-mail, facsimile or personal solicitation by our directors, officers or regular employees. No additional compensation will be paid for such services. We have not engaged, and do not plan to engage, the services of a professional proxy solicitation firm to aid in the solicitation of proxies for this annual meeting from certain brokers, bank nominees and other institutional owners. Our costs for such services, if any, will not be material.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 2, 2021 with respect to ownership of our outstanding common stock by (i) all persons known to us to beneficially own more than five percent of our outstanding common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Shares Outstanding
BlackRock, Inc.	1,024,689	(2)	15.1%
The Vanguard Group	404,448	(3)	6.0%
Dimensional Fund Advisors	358,335	(4)	5.3%
Royce & Associates, LP	340,862	(5)	5.0%
Daniel J. Englander	258,378	(6)	3.8%
Joshua G. Welch	144,661	(7)	2.1%
William H. Henderson	141,830	(8)	2.1%
Jeffrey A. Williams	141,281	(9)	2.1%
Vickie D. Judy	22,772	(10)	*
Ray C. Dillon	22,500	(11)	*
Leonard L. Walthall	16,762	(12)	*
Ann G. Bordelon	16,325	(13)	*
Dawn C. Morris	5,000	(14)	*
Julia K. Davis	-		-
All directors and executive officers as a group (9 persons)	769,509	(15)	11.0%

_________________________________

*	Less than 1% of outstanding shares.

(1)	"Beneficial ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of July 2, 2021. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, certain shares of our common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 6,781,603 shares of the Company’s common stock outstanding on July 2, 2021, adjusted as required by rules promulgated by the SEC.

(2)

Based on a Schedule 13G filed with the SEC on January 25, 2021 by Blackrock, Inc. with an address of 55 East 52nd Street, New York, NY 10055. The reporting person reported beneficial ownership of 1,024,689 shares for which it has sole voting power over 1,007,713 shares and sole dispositive power over 1,024,689 shares. The reporting person reported no shared voting or dispositive power with respect to the reported shares. We make no representation as to the accuracy or completeness of the information reported.

(3)	Based on a Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group with an address of 100 Vanguard Blvd, Malvern, PA 19355. The reporting person reported beneficial ownership of 404,448 shares for which it has sole dispositive power over 386,701 shares, shared voting power over 12,621 and shared dispositive power over 17,747 shares. The reporting person reported no sole voting power with respect to the reported shares. We make no representation as to the accuracy or completeness of the information reported.

(4)

Based on a Schedule 13G/A filed with the SEC on February 16, 2021 by Dimensional Fund Advisors LP with an address of Building One 6300 Bee Cave Road Austin, TX 78746. The reporting person reported beneficial ownership of 358,335 shares for which it has sole voting power over 337,143 shares and sole dispositive power over 358,335 shares. The reporting person reported no shared voting or dispositive power with respect to the reported shares. We make no representation as to the accuracy or completeness of the information reported.

(5)	Based on a Schedule 13G/A filed with the SEC on January 14, 2021 by Royce & Associates, LP with an address of 745 Fifth Avenue, New York, NY 10151. The reporting person reported beneficial ownership of 340,862 shares for which it has sole voting power over 340,862 shares and sole dispositive power over 340,862 shares. The reporting person reported no shared voting or dispositive power with respect to the reported shares. We make no representation as to the accuracy or completeness of the information reported.

(6)

Includes 181,865 shares held by Ursula Capital Partners of which Mr. Englander is the sole general partner and 50,000 shares which Mr. Englander has the right to acquire within 60 days of July 2, 2021 upon exercise of outstanding stock options. Mr. Englander disclaims beneficial ownership of the shares held by Ursula Capital Partners except to the extent of his pecuniary interest therein.

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(7)

Includes 124,661 shares held by Vicuna Capital I, LP of which Mr. Welch is the managing member of the general partner and 20,000 shares which Mr. Welch has the right to acquire within 60 days of July 2, 2021 upon exercise of outstanding stock options.  Mr. Welch disclaims beneficial ownership of the shares held by Vicuna Capital I, LP except to the extent of his pecuniary interest therein.

(8)

Includes 40,000 shares which Mr. Henderson has the right to acquire within 60 days of July 2, 2021 upon exercise of outstanding stock options and 1,874 shares held in the Company’s Employee Stock Purchase Plan.

(9)

Includes 50,000 shares which Mr. Williams has the right to acquire within 60 days of July 2, 2021 upon exercise of outstanding stock options, 2,014 shares held in the Company’s Employee Stock Purchase Plan, 5,167 shares held in the Company’s 401(k) Plan and 5,000 shares pledged as security.

(10)

Includes 10,500 unvested shares of restricted stock, 3,750 shares which Ms. Judy has the right to acquire within 60 days of July 2, 2021 upon exercise of outstanding stock options and 941 shares held in the Company’s Employee Stock Purchase Plan.

(11) (12)

Includes 20,000 shares which Mr. Dillon has the right to acquire within 60 days of July 2, 2021 upon exercise of outstanding stock options.

Includes 10,000 unvested shares of restricted stock and 1 share held in the Company’s Employee Stock Purchase Plan.

(13)	Includes 15,000 shares which Ms. Bordelon has the right to acquire within 60 days of July 2, 2021 upon exercise of outstanding stock options.
(14)	Includes 5,000 shares which Ms. Morris has the right to acquire within 60 days of July 2, 2021 upon exercise of outstanding stock options.
(15)	Includes 203,750 shares which all current executive officers and directors in the aggregate have the right to acquire within 60 days of July 2, 2021 upon exercise of outstanding stock options.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to our bylaws, our board of directors has set the number of directors for the ensuing year at seven, all of whom are proposed to be elected at the annual meeting of stockholders. Ray C. Dillon has announced that he will retire from our board of directors effective as of the 2021 Annual Meeting, when his current term expires. The board of directors has recommended nominee Julia K. Davis to fill this position. Because the board of directors has named only seven nominees in this proxy statement, proxies cannot be voted for greater than seven director candidates at the 2021 Annual Meeting.

In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present board of directors, upon the recommendation of the nominating committee of the board of directors. Management knows of no current circumstances that would render any nominee named herein unable to accept nomination for election.

In accordance with the bylaws of the Company, each director shall be elected by a majority of the votes cast with respect to that director at the annual meeting. However, if the number of nominees is greater than the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the annual meeting.

Members of our board of directors are elected annually to serve until the next annual meeting and until their successors are elected and qualified. The following persons have been nominated for election to our board of directors:

Ann G. Bordelon, age 54, has served as a director since January 2019. She currently serves as chairman of the compensation committee and a member of the audit and nominating committees of our board of directors. Ms. Bordelon has served as Vice Chancellor for Finance and Administration at the University of Arkansas since July 1, 2020. Until October 2019, Ms. Bordelon was the CFO of Mitchell Communications, a leading integrated public relations agency. Ms. Bordelon served from October 2015 to March 2017 as Chief Financial and Administrative Officer of NOWDiagnostics, Inc., an early stage company developing rapid medical diagnostic testing devices. Ms. Bordelon retired from Walmart in 2015 after serving the company for nearly 13 years as CFO of Walmart's Sam's Club division, CFO of Walmart's Asia Region, and as Chief Audit Executive, among other financial roles. Ms. Bordelon, a Certified Public Accountant, holds a Bachelor of Science degree in Business Administration from the University of Arkansas. Ms. Bordelon also serves on the board of PHD Group Holdings, LLC where she serves as the chairperson of the audit committee. Ms. Bordelon’s qualifications to serve on the board include her public and private company board, executive and financial experience.

Julia K. Davis, age 58, has not previously served as a director. Ms. Davis currently serves as the Executive Vice President and Chief Information Officer for R1 RCM (NASDAQ: RCM), a leading healthcare revenue cycle management company servicing hospital, health systems and physician groups across the United States, since November 2019. Prior to her role with R1 RCM, Ms. Davis served as Chief Information Officer at Aflac US from July 2013 to August 2018. Her experience also includes approximately five years as Chief Information Officer at American Safety Insurance, approximately four years as Chief Information Officer, Equipment Finance Division, with GE Healthcare, a subsidiary of General Electric Company (NYSE: GE), approximately two years as Chief Information Officer with GE Business Productivity Solutions, Inc., and five years as a Captain in the United States Air Force. Ms. Davis also serves on the board of TBM Council (TBM), a nonprofit professional organization dedicated to advancing the discipline of technology business management. Ms. Davis’ qualifications to serve on the board include her executive and technology experience.

Daniel J. Englander, age 52, has served as a director since February 2007. He currently serves as chairman of the audit committee and a member of the compensation and nominating committees of our board of directors. Mr. Englander is the founder and currently the Managing Partner of Ursula Capital Partners, an investment management partnership founded in 2004. From January 2005 to June 2006, Mr. Englander was a partner of Prescott Securities, an investment fund, and from October 1994 to January 2005, he was employed by Allen & Company, an investment merchant bank, most recently as Managing Director. Mr. Englander is also currently on the boards of directors of Copart, Inc. (NASDAQ: CPRT) and CKX Lands, Inc. (NASDAQ: CKX). Mr. Englander’s qualifications to serve on the board include his financial and investment experience. He also brings operational and strategic expertise, as well as business development expertise, to the board.

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William H. Henderson, age 58, has served as a director since September 2002. Mr. Henderson also served as our Chief Executive Officer from October 2007 to December 2017, and as our President from May 2002 to March 2016. From 1999 until May 2002, Mr. Henderson served as Chief Operating Officer of our wholly owned operating subsidiary. From 1992 until 1998, Mr. Henderson served as General Manager of our wholly owned operating subsidiary. From 1987 until 1992, Mr. Henderson primarily held positions of District Manager and Regional Manager of our wholly owned operating subsidiary. Mr. Henderson’s qualifications to serve on the board include his more than 30 years of experience with our company and his in-depth knowledge of our company and its operations. In addition, Mr. Henderson provides significant industry experience and expertise to the board.

Dawn C. Morris, age 54, has served as a director since April 2021. Ms. Morris was formerly the Chief Digital and Marketing Officer at First Horizon Corporation (NYSE: FHN) from September 2018 to January 2020. Prior to her role with First Horizon Corporation, Ms. Morris served as Executive Vice President and Chief Marketing Officer at Webster Bank, N.A., bank subsidiary of Webster Financial Corporation (NYSE: WBS), from March 2014 to August 2018, and served as Senior Vice President, Customer Segment and Product Marketing at RBS Citizens Financial Group from August 2010 to March 2014 and served approximately seven years as Vice President at RBC Bank. Ms. Morris’ qualifications to serve on the board include her public company board, executive and her digital and marketing experience.

Joshua G. Welch, age 56, has served as a director since January 2018 and Chairman of the Board since August 2020. He currently serves as chairman of the nominating committee and a member of the audit, and compensation committees of our board of directors. Mr. Welch is the founder and currently the managing member of the general partner of Vicuna Capital I, LP, an investment management partnership founded in 1998. From June 1990 to June 1998, Mr. Welch was a securities analyst with the Tisch Family Interests, where he served on the board of Equimark Corp, then a publicly traded national bank. Mr. Welch is a graduate of Williams College and Columbia Business School and has served on numerous charitable boards. Mr. Welch’s qualifications to serve on the board include his financial and analytical skills.

Jeffrey A. Williams, age 58, has served as Chief Executive Officer of the Company since January 2018, President of the Company since March 2016, and as a director since August 2011. Before becoming Chief Executive Officer, Mr. Williams served as Chief Financial Officer of the Company since 2005. He also served as Vice President Finance from 2005 to March 2016 and as Secretary of the Company from 2005 to May 2018. Mr. Williams is a Certified Public Accountant, inactive, and prior to joining the Company, his experience included approximately seven years in public accounting with Arthur Andersen & Co. and Coopers and Lybrand LLC in Tulsa, Oklahoma and Dallas, Texas. His experience also includes approximately five years as Chief Financial Officer and Vice President of Operations of Wynco, LLC, a nationwide distributor of animal health products. Mr. Williams has also served on the board of directors of Mercy Health Northwest Arkansas Communities since July 2019 and the Jones Center and Jones Trust since January 2021. Mr. Williams' qualifications to serve on the board include his financial and operational experience and his significant knowledge of the Company and our industry.

The board of directors recommends a vote "FOR" each of the seven nominees to our board of directors.

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PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

At the 2020 Annual Meeting, the stockholders approved (74.8% of votes cast), on an advisory basis, the compensation of the Company’s named executive officers. Although this vote is advisory and non-binding, the compensation committee of our board of directors and our entire board of directors took these results seriously. The Company’s previous “say-on-pay” votes have generally shown strong support for the Company’s executive compensation programs, with our 2019 say-on-pay vote, for example, receiving the support of 87.3% of our shareholders.

The Company reached out to our largest shareholders regarding our executive compensation and governance practices in response to an adverse recommendation regarding our 2020 say-on pay proposal. This engagement involved participation by executive management and key members of the compensation committee and resulted in feedback from shareholders representing approximately 38% of our outstanding shares, including our three largest shareholders. While not all of these shareholders expressed concerns regarding our executive compensation program, a concern expressed by certain shareholders was in regard to the limited proportion of total compensation they perceived to be variable.

At the 2017 Annual Meeting, the stockholders also recommended, in an advisory vote, to hold future say-on-pay votes on an annual basis. As such, the board of directors has determined to hold this advisory vote on the compensation of named executive officers each year. The next advisory vote to determine the frequency with which stockholders will consider to approve an advisory vote on the Company’s compensation of its named executive officers will be in 2023.

Accordingly, the board of directors is seeking the advisory vote of stockholders on the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer (collectively, our “named executive officers”) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.

The Company’s named executive officers made and effectively managed the execution of key business and strategic decisions that helped the Company achieve record operating results while positioning the Company with continued investments to take advantage of market opportunities. Return on average assets and return on equity for fiscal 2021 were 14.0% and 29.4%, respectively. In fiscal year 2021, the Company increased revenues by 23.4% to $919 million, and added only $10 million in debt while growing net receivables by $159 million and repurchasing $11 million of the Company’s common stock.

As discussed in our “Compensation Discussion and Analysis” below, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, reward current performance and drive future performance to align long term interests with stockholders, and build value for our stockholders. The program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our business objectives, and closely aligns the interests of our executives with the interests of our stockholders. Accordingly, the board of directors encourages you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation, and asks you to cast a vote to approve the compensation of our named executive officers through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

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The say-on-pay vote is advisory and therefore not binding on the Company, the compensation committee or the board of directors. The board and compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

The board of directors recommends a vote "FOR" the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

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PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Grant Thornton LLP as our Company’s independent registered public accounting firm to audit the consolidated financial statements of our Company for the fiscal year ending April 30, 2022. Grant Thornton LLP served as our independent registered public accounting firm for the fiscal year ended April 30, 2021.

A representative of Grant Thornton LLP is expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions that stockholders may have.

Principal Accountant Fees and Services

The aggregate fees billed by Grant Thornton LLP through July 2, 2021 for professional services rendered for the fiscal years ended April 30, 2021 and 2020, respectively, were as follows:

	2021	2020
Audit fees	$311,545	$302,442
Audit related fees	-	-
Tax fees	-	-
All other fees	-	-
Total fees	$311,545	$302,442

The audit fees for the years ended April 30, 2021 and 2020 were for the audits of our annual financial statements included in our annual report on Form 10-K, the audit of the effectiveness of our internal control over financial reporting, the review of the financial statements included in our quarterly reports on Form 10-Q and consents for and review of other documents filed with the SEC.

Policy on Audit Committee Pre-Approval of Services of Independent Auditors

Our audit committee has established policies and procedures regarding pre-approval of all services provided by our independent auditor. Our audit committee will annually review and pre-approve the services that may be provided by our independent auditor without obtaining specific pre-approval from the audit committee. Unless a type of service has received general pre-approval, it requires specific pre-approval by our audit committee if it is to be provided by our independent auditor. During the fiscal year ended April 30, 2021, our audit committee pre-approved all audit and permitted non-audit services that were provided to us by our independent auditors.

Ratification of the Independent Registered Public Accounting Firm

Although stockholder ratification is not required by our bylaws or otherwise, the appointment of Grant Thornton LLP as our Company’s independent registered public accounting firm to audit the consolidated financial statements for the fiscal year ending April 30, 2022 is being submitted to our stockholders for ratification because we believe it is a matter of good corporate governance. In the event our stockholders do not ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2022, the adverse vote will be considered as a recommendation to the audit committee to select other auditors for the following fiscal year. However, due to the difficulty in making any substitution of auditors after the beginning of the fiscal year, it is contemplated that the appointment of Grant Thornton LLP for the fiscal year ending April 30, 2022 will be permitted to stand unless the audit committee finds other good reason for making a change. The audit committee may terminate Grant Thornton LLP’s engagement as our company’s independent registered public accounting firm without the approval of our stockholders if it deems termination appropriate and in our best interest and the best interests of our stockholders.

The board of directors recommends a vote "FOR" the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2022.

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CORPORATE RESPONSIBILITY AND GOVERNANCE

Environmental, Social and Governance

The Company released our inaugural Corporate Responsibility Report in fiscal 2021. The report affirms our commitment to associates, customers, shareholders, community, business partners, and society. We are proud of our Company’s values and the report provides a formal look at how we live our principle of “doing the right thing.” Our Code of Business Conduct and Ethics applies to all directors, officers, and associates. It serves as the foundation for how we interact with our associates, stakeholders, and customers. Our legacy of a strong people focus and how that extends to being a good corporate citizen is critical as we grow and serve even more customers.

Our culture is one that fosters diversity, equity and inclusion. Diversity is an important factor in reflecting the values and cultures of all our associates. Ultimately, our diversity must represent the communities we serve. We are proud of the overall profile of our associate base. 49% of the Company’s associates are women and 32% of our associates are racially or ethnically diverse. At the Board level, five of seven members of our Board of Directors are considered independent and 28% are women. Upon the election of Julia K. Davis to our board of directors, 42% of our board of directors will be women.

At Car-Mart, we acknowledge that our company and associates have an impact on the environment. We are fully committed to environmental stewardship. It aligns with our mission and values and makes good business sense. We believe that a sustainable environment requires participation and cooperation from every associate, supplier, business partner and customer. To that end, in fiscal 2021 we began several operational activities to improve our energy efficiency. And we continually strive to procure quality vehicles that have a lower long-term environmental impact.

From a governance perspective, our Board and management have adopted standards and practices designed to drive the long-term growth of the Company. The Board is comprised of individuals possessing a diverse combination of skills, professional experience, and variety of backgrounds necessary to oversee our business. It serves to further strengthen our commitment to diversity, equity and inclusion. We encourage you to review our full Environmental, Social and Governance report for a more in-depth discussion of our governance practices.

Meetings of the Board of Directors

During our last fiscal year, our board of directors held six meetings. Each incumbent director attended at least 75% of the aggregate number of meetings held by the board of directors and by the committees of the board of directors on which such director served.

It is the policy of our board of directors that all directors should attend the annual meeting of stockholders unless unavoidably prevented from doing so by unforeseen circumstances. All seven board members that were serving as of the 2020 annual meeting of stockholders attended the meeting.

Board Independence

Our board of directors currently consists of seven members. Our board of directors has determined that Ann G. Bordelon, Ray C. Dillon, Daniel J. Englander, Dawn C. Morris, Joshua G. Welch and nominee Julia K. Davis are “independent” as defined by the listing standards of NASDAQ. Our independent directors meet separately at least twice each year.

Board Leadership Structure

Currently, Mr. Williams serves as President and Chief Executive Officer and Mr. Welch serves as the Chairman of the board. The board of directors believes that allowing Mr. Williams to focus on the management of our business and our day-to-day operations rather than also serving as chairman of the board is in the best interest of the Company. However, the board of directors does not have a policy that prohibits the Chief Executive Officer from serving as the chairman of the board because it desires the flexibility to determine in the future that one person should hold both positions if such leadership structure would be in our best interests and the best interests of our stockholders.

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The Board’s Role in Risk Oversight

The audit committee reviews and discusses with management our processes and policies with respect to risk assessment and risk management. In addition, our risk oversight process involves the board receiving information from management on a variety of matters, including operations, legal, regulatory, finance, reputation and strategy, as well as information regarding any material risks associated with each matter. The full board (or the appropriate board committee, if the board committee is responsible for the oversight of the matter) receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management practices. When a board committee receives an update, the chairperson of the relevant board committee reports on the discussion to the full board during the next board meeting. This enables the board and the board committees to coordinate the risk oversight role.

Stockholder Communications with the Board of Directors

Our board of directors has implemented a process for stockholders to send communications to our board of directors. Any stockholder desiring to communicate with our board of directors, or with specific individual directors, may do so by writing to our Secretary at 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756. Our Secretary has been instructed by our board of directors to promptly forward all such communications to our board of directors or such individual directors.

Committees of the Board of Directors

Effective July 2021, in an effort to enhance our governance practices and the board’s strategic focus and input, our board of directors updated the committees of the board by merging the responsibilities of our former compliance committee into the audit committee, adding certain human capital responsibilities to the compensation committee, expanding the governance role of our nominating committee and establishing a new innovation and technology committee. Our board of directors presently has four standing committees: audit and compliance committee, compensation and human capital committee, nominating and governance committee and innovation and technology committee. Each of these committees is described in the following paragraphs.

Audit and Compliance Committee

Our audit and compliance committee (referred to in this proxy statement as the audit committee) assists our board of directors in overseeing our accounting and financial reporting process and audits for our financial statements. It is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our audit committee reviews the independent accountant’s audit of our financial statements and its report thereon, management’s report on our system of internal controls over financial reporting, various other accounting and auditing matters and the independence of the auditing accountants. The committee reviews and pre-approves all audit and non-audit services performed by our auditing accountants, or other accounting firms, other than as may be allowed by applicable law. Our audit committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. The committee also assists our board of directors with respect to our compliance and ethics programs, policies and procedures. Our audit committee meets with management to review any issues related to matters within the scope of the audit committee’s duties. The committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com.

Our audit committee presently consists of Ann G. Bordelon, Ray C. Dillon, Daniel J. Englander, Chairman, and Joshua G. Welch . Effective upon the election of directors at the 2021 annual meeting of stockholders, the board of directors has designated that the audit committee will consist of Ann G. Bordelon, Chairperson, Julia K. Davis, Daniel J. Englander, Dawn C. Morris and Joshua G. Welch. Each of the current and prospective members of the committee is “independent,” as such term is defined by the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. In addition, the board has determined that each audit committee member is able to read and understand fundamental financial statements and, other than strictly in his or her capacity as a member of our board of directors or a committee of our board of directors, has not participated in preparing our financial statements in any of the past three years. Our board of directors has determined that Ann G. Bordelon, Daniel J. Englander and Joshua G. Welch are “audit committee financial experts,” as defined by the rules of the SEC. Our audit committee held eight meetings during the last fiscal year. See “Audit Committee Report” for additional information regarding our audit committee.

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Compensation and Human Capital Committee

Our compensation and human capital committee (referred to in this proxy statement as the compensation committee) presently consists of Ann G. Bordelon, Chairman, Ray C. Dillon, Daniel J. Englander and Joshua G. Welch. Effective upon the election of directors at the 2021 annual meeting of stockholders, the board of directors has designated that the compensation committee will consist of Ann G. Bordelon, Julia K. Davis, Daniel J. Englander, Chairman, Dawn C. Morris and Joshua G. Welch. The board of directors has determined that each of the current and prospective members of the committee is “independent” as defined by the NASDAQ listing standards. In addition, all compensation committee members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code, and also “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. Our compensation committee assists our board of directors with respect to our compensation programs and compensation of our executive officers and is authorized to administer our equity and non-equity incentive plans. The committee also assists our board of directors in its oversight of the Company’s human capital management including the assessment of executive talent and succession planning. Our compensation committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com. Our compensation committee held two meetings during the last fiscal year. See “Executive Compensation – Compensation Discussion and Analysis – Role of Compensation Committee” for additional information.

Nominating and Governance Committee

Our nominating and governance committee (referred to in this proxy statement as the nominating committee) presently consists of Ann G. Bordelon, Ray C. Dillon, Daniel J. Englander and Joshua G. Welch, Chairman. Effective upon the election of directors at the 2021 annual meeting of stockholders, the board of directors has designated that the nominating committee will consist of Ann G. Bordelon, Julia K. Davis, Daniel J. Englander, Dawn C. Morris, Chairperson, and Joshua G. Welch. Our nominating committee operates pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com. Nominees for election to our board of directors are considered and recommended by our nominating committee. Our full board of directors considers the recommendations of the nominating committee and recommends the nominees to our stockholders. Our nominating committee’s process for identifying potential nominees includes soliciting recommendations from our directors and officers and considering nominations from our stockholders or third-party search firms hired to identify and/or evaluate potential nominees. During fiscal year 2021, the nominating committee retained a third-party search firm for a fee to help facilitate the identification, screening and interview process of potential director nominees. Absent special circumstances, our nominating committee will continue to nominate qualified incumbent directors whom the nominating committee believes will continue to make important contributions to our board of directors. The nominating committee intends to evaluate any candidate recommended by a stockholder in the same manner in which it evaluates candidates recommended by other sources, according to the criteria described below.

While there are no minimum qualifications for nomination, our nominating committee generally requires that nominees be persons of sound ethical character, be able to represent all stockholders fairly, have no material conflicts of interest, have demonstrated professional achievement, have meaningful experience and have a general appreciation of the major issues facing us. In addition, the board of directors believes that it, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. In seeking a diversity of background, the nominating committee seeks a variety of occupational and personal backgrounds in order to obtain a range of viewpoints and perspectives. Accordingly, the nominating committee considers the qualifications of directors and director candidates individually and in the broader context of the board’s overall composition and our current and future needs. In evaluating nominees, and considering incumbent directors for nomination, the nominating committee has considered all of the criteria described above and believes that all of the seven director nominees listed above are highly qualified and have the skills and experience required for service on our board of directors. The biographies above contain specific information regarding the experiences, qualifications and skills of each of our director nominees.

Our nominating committee is also responsible for developing and maintaining the Company's corporate governance policies, practices and procedures consistent with applicable laws and stock exchange listing standards. Our nominating committee held three meetings during the last fiscal year.

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Innovation and Technology Committee

Our board of directors established the innovation and technology committee effective in July 2021. The committee presently consists of Ann G. Bordelon, Ray C. Dillon, Daniel J. Englander and Joshua G. Welch . Effective upon the election of directors at the 2021 annual meeting of stockholders, the board of directors has designated that the innovation and technology committee will consist of Ann G. Bordelon, Julia K. Davis, Chairperson, Daniel J. Englander, Dawn C. Morris and Joshua G. Welch. The board of directors has determined that each of the current and prospective members of the committee is “independent” as defined by the NASDAQ listing standards. Our innovation and technology committee will assist our board of directors with respect to its oversight and counsel on the Company’s innovation and technology strategy and matters including digital and e-commerce initiatives, technology operations, and other investments in technology. Our innovation and technology committee will operate pursuant to a written charter adopted by our board of directors, which may be found on our website at www.car-mart.com.

Stockholder Nominations

Our nominating committee will consider persons recommended by our stockholders in selecting nominees for election. Our nominating committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders because it believes that it can adequately evaluate any such nominee on a case-by-case basis. However, our nominating committee would consider for possible nomination qualified nominees recommended by stockholders. Stockholders who wish to propose a qualified nominee for consideration should submit complete information as to the identity and qualifications of that person to our Secretary at 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756. See “Stockholder Proposals” for information regarding the procedures that must be followed by stockholders in order to submit stockholder proposals, including proposals to nominate director candidates.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended April 30, 2021, Ann G. Bordelon, Ray C. Dillon, Daniel J. Englander, and Joshua G. Welch served on the compensation committee. None of the members of our compensation committee is or has been one of our officers or employees or has had any related party relationship that is required to be disclosed in this proxy statement. In addition, none of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all employees, including executive officers and directors. A copy of our code was filed as Exhibit 14.1 to our current report on Form 8-K filed on July 22, 2016. In the event that we make any amendments to, or grant any waiver from, a provision of the code that requires disclosure under applicable SEC or NASDAQ rules, we will disclose such amendment or waiver and the reasons for such amendment or waiver as required.

Derivative Trading and Hedging

The Company has a policy that prohibits all directors, officers and employees who have material non-public information relating to the Company from engaging in any hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving Company securities that allow the individual to lock in some or all of the value of his or her stock holdings. The policy also prohibits short sales of the Company’s securities and trading in puts, calls or other derivative securities. The Company believes these types of transactions are contrary to the interests of its stockholders and to the long-term performance of the Company.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of our common stock held by such persons. Based solely on a review of the reports filed electronically with the SEC and written representations from the reporting persons that no other reports were required, we believe that during the fiscal year ended April 30, 2021, our executive officers, directors and greater than 10% stockholders complied on a timely basis with all Section 16(a) filing requirements applicable to them, except that one of our executives, Leonard L. Walthall inadvertently failed to timely file a Form 4 to report a stock option exercise and one of our board members, Dawn C. Morris inadvertently failed to timely file a Form 3 to report her beneficial ownership following her election as a director.

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Director Compensation Table

The following table provides certain information concerning compensation for each director during the fiscal year ended April 30, 2021. Mr. Williams, who is a member of our board of directors, has been omitted from this table since his compensation is included in the Summary Compensation Table on page 24 of this proxy statement. Mr. Williams received no compensation for serving on our board of directors during fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards [1,2] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Ann G. Bordelon	$40,000	-	$147,600	-	-	-	$187,600
Ray C. Dillon	$43,333	-	$147,600	-	-	-	$190,933
Daniel J. Englander	$50,000	-	$147,600	-	-	-	$197,600
William H. Henderson	$40,000	-	$147,600	-	-	-	$187,600
Dawn C. Morris [3]	$3,333	-	-	-	-	-	$3,333
Jim von Gremp [4]	$13,333	-	$147,600	-	-	-	$160,933
Joshua G. Welch	$46,667	-	$147,600	-	-	-	$194,267

___________________

1 In accordance with SEC rules, the amount shown reflects the grant date fair value of stock options granted during the fiscal year ended April 30, 2021 calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation – Stock Compensation. Refer to “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note K: Stock-Based Compensation Plans” included in our Annual Report on Form 10-K filed on July 2, 2021 for the relevant assumptions used to determine the valuation of our option awards.

2 The following are the aggregate number of option awards outstanding held by each of the directors as of April 30, 2021: Ms. Bordelon – 10,000; Mr. Dillon – 15,000; Mr. Englander – 45,000; Mr. Henderson – 35,000; Ms. Morris – 0; Mr. von Gremp – 0; and Mr. Welch – 15,000.

3 Ms. Morris was elected to the board of directors on March 19, 2021, effective April 1, 2021. This compensation relates to her services provided from April 1, 2021 through April 30, 2021.

4 Mr. von Gremp retired from the board of directors on August 26, 2020.

Discussion of Director Compensation

Currently, each of our non-employee directors receives a $40,000 annual retainer and the chairman of the board receives an additional $10,000 annual retainer. The chairman of our audit committee also receives an additional $10,000 annual retainer. Directors who are also our employees do not receive separate compensation for their services as a director. On the first business day of May in each year, each of our non-employee directors also receives an option under our stock option plan to purchase 5,000 shares of common stock. These options are issued at an exercise price equal to the fair market value of our common stock on the date of grant. These options are vested upon grant and are exercisable for a period of up to ten years from the date of grant or, in the event that a director ceases to be one of our directors for any reason, one year following the date on which such director ceased to be a director, if earlier.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation philosophy is to align the interests of our executive officers with those of our stockholders and induce our executive officers to remain in our employ. We believe that this is best accomplished by the following:

•	paying executives a base salary commensurate with their backgrounds, industry knowledge, special skill sets and responsibilities;

•	offering short-term incentive cash bonuses conditioned on our consolidated financial results or key operating metrics; and

•	making periodic grants of restricted stock and/or stock options.

Our overall goal is to ensure that our executive compensation program and policies are consistent with our strategic business objectives and that we provide incentives for the attainment of those objectives. We strive to accomplish this goal in the context of a compensation program that includes annual base salary, annual cash incentives and stock ownership.

Named Executive Officers

Our “named executive officers” for fiscal year 2021 consisted of our Chief Executive Officer, Mr. Jeffrey A. Williams, our Chief Financial Officer, Ms. Vickie D. Judy, and our Chief Operating Officer, Mr. Leonard L. Walthall.

Mr. Williams, age 58, has served as Chief Executive Officer of the Company since January 2018, President of the Company since March 2016, and as a director since August 2011. Before becoming Chief Executive Officer, Mr. Williams served as Chief Financial Officer of the Company since 2005. He also served as Vice President Finance from 2005 to March 2016 and as Secretary of the Company from 2005 to May 2018. Mr. Williams is a Certified Public Accountant, inactive, and prior to joining the Company, his experience included approximately seven years in public accounting with Arthur Andersen & Co. and Coopers and Lybrand LLC in Tulsa, Oklahoma and Dallas, Texas. His experience also includes approximately five years as Chief Financial Officer and Vice President of Operations of Wynco, LLC, a nationwide distributor of animal health products. Mr. Williams has also served on the board of directors of Mercy Health Northwest Arkansas Communities since July 2019 and the Jones Center and Jones Trust since January 2021.

Ms. Judy, age 55, has served as Chief Financial Officer of the Company since January 2018. Before becoming Chief Financial Officer in January 2018, Ms. Judy served as Principal Accounting Officer since March 2016 and Vice President of Accounting since August 2015. Since joining the Company in May 2010, Ms. Judy has also served as Controller and Director of Financial Reporting. Ms. Judy is a Certified Public Accountant and prior to joining the Company her experience included approximately five years in public accounting with Arthur Andersen & Co. and approximately 17 years at National Home Center, Inc., a home improvement products and building materials retailer, most recently as Vice President of Financial Reporting. Ms. Judy also serves as a director of the board of the Little Rock Branch of the Federal Reserve Bank of St. Louis since January 2018.

Mr. Walthall, age 55, has served as Chief Operating Officer since August 2019. Before becoming Chief Operating Officer in August 2019, Mr. Walthall served as Field Operations Officer since March 2016, Vice President of Operations since March 2009, and as a store manager since 1989.

Response to 2020 Stockholder Say on Pay Vote

At our 2020 Annual Meeting of Stockholders, the stockholders approved, on an advisory basis, the compensation of the named executive officers (74.8% of votes cast). Although this vote is advisory and non-binding, the compensation committee of our board of directors and our entire board of directors took these results seriously. The Company’s previous “say-on-pay” votes have generally shown strong support for the Company’s executive compensation programs, with our 2019 say-on-pay vote, for example, receiving the support of 87.3% of our shareholders.

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The Company reached out to our largest shareholders regarding our executive compensation and governance practices in response to an adverse recommendation regarding our 2020 say-on pay proposal. This engagement involved participation by executive management and key members of the compensation committee and resulted in feedback from shareholders representing approximately 38% of our outstanding shares, including our three largest shareholders. While not all of these shareholders expressed concerns regarding our executive compensation program, a concern expressed by certain shareholders was in regard to the limited proportion of total compensation they perceived to be variable. The Compensation Committee considered the Company’s evolving growth strategy objectives, and in consideration of the discussion with shareholders, the compensation committee recommended, and our board of directors adopted, a newly redesigned short-term incentive plan for the named executive officers for fiscal year 2022 that reestablishes performance-based annual cash incentive compensation as a material component of our executive compensation program and puts a portion of our executives’ annual cash compensation at risk based on the Company’s performance in a key operational metric that aligns with our strategic goals.

Compensation Objectives

Compensation Element	Objectives
Annual Base Salary	To provide competitive base compensation that attracts and retains talented executives, correlates with the executive’s background, industry knowledge, special skill sets and responsibilities and rewards executives for Company and individual performance and incentives future performance.
Short-Term Incentive Compensation	To drive short-term operating and financial results deemed crucial to our long-term success.
Long-Term Incentive Compensation	To promote continued focus on stockholder value and long-term performance accountability, strengthen stockholder alignment by increasing the executives’ ownership stake in the Company, enhance market competitiveness and retention value of total compensation and reward executives for their contributions to stockholder returns.

Financial Performance Highlights

Record Financial Performance

•   Cumulative total stockholder return (increase in stock value) of 183% during fiscal years 2019, 2020 and 2021.

•   Diluted earnings per share increases of:

✓ $7.56, or 102%, in fiscal 2021 compared to fiscal 2020. Fiscal 2021 includes a $15.1 million pre-tax decrease to the provision for credit losses ($11.5 million after tax effects, $1.65 per diluted share).

✓ $0.66, or 10%, in fiscal 2020 compared to fiscal 2019. Fiscal 2020 includes a $9.1 million pre-tax charge to the provision for credit losses ($7.0 million after tax effects, $1.02 per diluted share).

✓ $1.83, or 37%, in fiscal 2019 compared to fiscal 2018.

•   Income before taxes increases of:

✓ $70.1 million, or 109% in fiscal 2021 compared to fiscal 2020. Fiscal 2021 includes a $15.1 million pre-tax decrease to the provision for credit losses ($11.5 million after tax effects, $1.65 per diluted share).

✓ $4.5 million, or 8% in fiscal 2020 compared to fiscal 2019. Fiscal 2020 includes a $9.1 million pre-tax charge to the provision for credit losses ($7.0 million after tax effects, $1.02 per diluted share).

✓ $20.9 million, or 54%, in fiscal 2019 compared to fiscal 2018.

•   Total revenue increases of:

✓ $174.0 million, or 23%, in fiscal 2021 compared to fiscal 2020.

✓ $75.5 million, or 11%, in fiscal 2020 compared to fiscal 2019.

✓ $56.9 million, or 9%, in fiscal 2019 compared to fiscal 2018.

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Sustained Balance Sheet Growth	• Net finance receivables growth of: ✓ $159.0 million, or 34%, in fiscal 2021. ✓ $50.7 million, or 12%, in fiscal 2020. ✓ $31.9 million, or 8%, in fiscal 2019.
Improved Credit Loss Results

•   Decrease in provision for credit losses from 27.7% of sales in fiscal 2018 to:

✓ 20.3% of sales in fiscal 2021, includes a $15.1 million pre-tax decrease to the provision for credit losses.

✓ 24.8% of sales in fiscal 2020, includes a $9.1 million pre-tax charge to the provision for credit losses.

✓ 25.0% of sales in fiscal 2019.

Strong Cash Flows	• Strong cash flows during fiscal 2019, 2020 and 2021 supporting an aggregate $308.1 million increase in gross finance receivables, $48.7 million increase in inventory, $18.4 million in net capital expenditures and $53.2 million in common stock repurchases (668,022 shares) with only a $73.6 million aggregate increase in total debt.

Role of Compensation Committee

Our compensation committee retains broad flexibility in the administration of our executive compensation program. We believe this flexibility is critical to retaining key executives. Our compensation committee is focused on ensuring that executive compensation is directly tied to our economic performance.

Our compensation committee operates under a written charter adopted by our board of directors. Our compensation committee has several duties and responsibilities, including the following:

•	assist the board of directors in its oversight of our overall executive compensation philosophy;

•	on an annual basis, review and approve corporate goals relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer’s performance in light of these goals and objectives, and based on such evaluation, determine and approve the annual compensation of our Chief Executive Officer;

•	review and make recommendations to the board of directors regarding the compensation of all other executive officers;

•	review the annual compensation discussion and analysis and produce an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with all applicable rules and regulations;

•	review and make recommendations to our board of directors with respect to the approval of incentive compensation plans and equity-based incentive plans, and administer such plans;

•	monitor compliance by executives with the terms and conditions of our stock ownership guidelines;

•	review board of director compensation levels and practices periodically, and recommend to our board of directors, from time to time, changes in such compensation levels and practices;

•	provide general oversight of the Company’s human capital management practices including the assessment of executive talent and succession planning; and

•	periodically review and reassess the adequacy of the compensation committee charter and recommend any proposed changes to our board of directors for approval.

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For additional information on the duties and responsibilities of our compensation committee, see our compensation committee charter available on our website at www.car-mart.com.

Compensation Process

Our compensation committee reviews and administers our compensation program for each of our named executive officers. Compensation is typically set at multi-year increments in order to help ensure that longer-term results are the primary focus, which we believe is critically important in our industry. Mr. Williams periodically makes a recommendation to the compensation committee with regards to the named executive officers’ compensation. Our compensation committee also periodically meets with our named executive officers, who provide insight into how other individual executives are performing. The compensation committee charter authorizes the committee to delegate to one or more subcommittees of the committee any of its responsibility, along with the authority to take action in relation to such responsibilities, with the approval of the Board.

Consideration of 2020 Stockholder Say on Pay Vote

At our 2020 Annual Meeting of Stockholders, the stockholders approved, on an advisory basis, the compensation of the named executive officers (74.8% of votes cast). In response to the 2020 say-on-pay vote, the Company adopted a short-term incentive plan for the named executive officers. In addition, our board of directors has considered the 2017 stockholder vote and management’s recommendation regarding the frequency of future stockholder advisory votes on the compensation of our named executive officers and has adopted the stockholders’ recommendation of an annual advisory vote on the compensation of our named executive officers until the next required vote on this matter which will be in 2023, or until the board of directors otherwise determines that a different frequency for such advisory votes is in the best interests of our stockholders.

Employment and Change in Control Agreements

We have an employment agreement with our Chief Executive Officer, Mr. Williams, and we have individual change in control agreements with our Chief Financial Officer, Ms. Judy, and our Chief Operating Officer, Mr. Walthall. We believe that the employment agreement, which includes a change-in-control provision, is necessary to attract and retain the executive in light of all relevant factors, which includes the officer’s past employment experience, desired terms and conditions of employment, and the strategic importance of the officer’s position. The change in control agreements and the change in control provisions in Mr. Williams’ employment agreement entitle the executive officers to certain payments upon a termination of the executive’s employment by the Company other than for cause or by the executive for good reason in connection with a change in control of the Company. We believe that the change in control agreements and the change in control provisions in the employment agreement are necessary to maintain stability among our executive leadership and that the terms of these provisions are reasonable based on our review of similar provisions for similar companies. We also believe that benefits payable upon such a “double-trigger” event benefit the Company and the shareholders by motivating and encouraging each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, and by motivating the executives in the period leading up to a potential change in control. Our compensation committee reviews the executive employment agreements and change in control agreements at the time such agreements are entered into in order to determine current market terms for the particular executive and agreement. See “Executive Compensation – Employment Agreements,” “Executive Compensation – Payments Upon Termination of Employment or Change in Control” for a discussion of the terms of the employment agreement and the change in control agreements.

We do not currently have an employment agreement with Ms. Judy or Mr. Walthall.

Total Compensation and Elements of Compensation

Our principal focus is on total compensation. Although we do informally review what other companies within our industry or other companies of comparable size, growth, performance and complexity are offering to their executives, we believe the appropriate level of compensation is determined through careful consideration of the individual employee and our business goals. We consider a variety of factors in determining the total compensation for our named executive officers, including their backgrounds, industry knowledge, special skill sets and responsibilities.

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Our executive compensation program primarily consists of base salary, short-term incentives in the form of cash awards, and long-term incentives in the form of restricted stock and/or stock options. We also provide our named executive officers with minimal perquisites and personal benefits. In addition, we provide our named executive officers with the ability to contribute a portion of their earnings to our 401(k) plan. Our 401(k) plan is available generally to all of our employees. We also maintain a nonqualified deferred compensation plan under which our named executive officers may defer a portion or all of their salary and bonus to be paid following the executive’s termination, death or other date specified upon the executive’s election to make such deferrals. See “Executive Compensation – Deferred Compensation Plan” and “Executive Compensation – Change in Control Agreements” for a discussion of the terms of the nonqualified deferred compensation plan.

Base Salary

We offer what we believe to be competitive base salaries to our named executive officers. The base salary must be sufficient to attract talented executives and provide a secure base of cash compensation. Due to the relatively small size of our industry and the limited number of public competitors, the compensation committee has not engaged in any formal benchmarking of base salary or other elements of compensation; however, the committee has set base salary levels for our named executive officers to be generally competitive in relation to salary levels of executive officers in other companies within our industry or other companies of comparable size, growth, performance and complexity, while also taking into consideration the executive officer’s position, responsibility and special expertise. Annual base salary increases are not assured, and adjustments to base salary take into account subjective factors such as the executive’s performance during the prior year, responsibilities and experience. During fiscal year 2020, the compensation committee determined, based on an informal review of market compensation practices and the Company’s performance in the two fiscal years since Mr. Williams and Ms. Judy assumed their current roles, that adjustments should be made to the base salaries for each of them to enhance the market competitiveness of the Company’s executive compensation program and to further incentivize and reward our executives for making decisions that promote the long-term value of the Company and the best interests of our stockholders. Effective December 1, 2019, Mr. Williams and Ms. Judy received a 60% increase in base salary to $750,000 and $400,000, respectively, and Mr. Walthall’s base salary was also set at $400,000 base salary in connection with his promotion to COO in August 2018. There were no salary changes during fiscal year 2021. During fiscal year 2019, Mr. Williams received a 9% increase in base salary to $467,500 and Ms. Judy received an 11% increase in base salary to $250,000. These increases were primarily based on the Company’s strong financial performance during the prior fiscal year following their promotions to CEO and CFO, respectively.

Short-Term Incentive Compensation

Our short-term incentive plans for our named executive officers are intended to drive short-term operating and financial results deemed crucial to our long-term success. The compensation committee did not adopt any short-term incentive plan for the Company’s named executive officers for fiscal year 2021 in light of the substantial base salary increases for each executive effective in December 2019. However, after taking into consideration the feedback received from our stockholders in connection with the Company’s annual meeting and say-on-pay vote in 2020 along with other strategic and operational factors, the compensation committee recommended, and our board of directors adopted a new short-term incentive plan for our named executive officers for fiscal year 2022 providing cash incentive bonuses to out executives which are dependent on our performance. The purpose of the annual cash incentive bonuses is to reflect each named executive officer’s breadth of experience and responsibility and to incentive key contributions by the executives toward the Company’s financial performance and growth strategies. These cash incentive bonuses are a material portion of their overall compensation. All such cash incentive bonuses are subject to our compensation committee’s discretion to award cash incentives greater than the target if deemed appropriate. Our compensation committee also administers the calculation of amounts earned under the short-term incentive plans.

The performance criteria for our short-term incentive plan are based on certain customer growth performance targets for the fiscal year ending April 30, 2022. The customer growth targets are intended to align with the Company’s strategic goals and objectives for sales and operational growth as well as more closely align our executive pay programs with the compensation of our dealership managers and other associates in the field, which the compensation committee believes will incentivize strong performance by our executives, strengthen our unique culture and drive value for our stockholders. Under the short-term incentive plan, Mr. Williams, Ms. Judy, and Mr. Walthall are eligible to earn target bonus payments of $150,000, $80,000 and $80,000, respectively, or higher amounts based on the Company’s actual fiscal year 2022 customer growth level achieved, assuming a minimum customer growth level is attained. If the Company’s fiscal year 2022 customer growth percentage meets or exceeds the minimum threshold, each named executive officer will receive a cash bonus representing 100%, 110% or 120% of the executive’s respective target bonus amount, based on the actual customer growth percentage achieved. If the minimum threshold is not achieved, no bonus amounts will be earned under the plan. Our compensation committee set the awards based on the executive’s duration of employment with us, job responsibilities, industry knowledge, special skills and performance. The performance goals are set at levels that our compensation committee considers ambitious yet attainable, with the upper end of the range representing a significant achievement. The customer growth performance targets will exclude customers attributable to new stores opened or acquired during fiscal year 2022 and the first twelve months of operations of stores opened during fiscal year 2021.

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Prior to fiscal year 2021, our short-term incentive plan for Mr. Williams was based on the terms of his 2015 employment agreement. Under this agreement, Mr. Williams was eligible to earn an annual cash bonus based on the Company’s achievement of certain annual fully diluted GAAP earnings per share goals. The actual bonus amount received was based on a fraction or multiple of a pre-determined annual target bonus amount depending on the percentage of the Company’s actual fully diluted GAAP earnings per share compared to the Company’s projected fully diluted GAAP earnings per share for the applicable fiscal year. The compensation committee adopted similar short-term incentive plans for Ms. Judy and Mr. Walthall for fiscal year 2020, with Ms. Judy’s bonus being subject to the same fully diluted earnings per share performance targets as Mr. Williams’ bonus and Mr. Walthall’s bonus being based on similar percentages of actual net income to budgeted net income. See “Executive Compensation – Employment Agreements” for a discussion of the terms of these short-term incentive compensation plans and the amounts paid to our named executive officers under such plans. For fiscal 2019, the compensation committee awarded Ms. Judy a discretionary bonus based on the duration of her employment with us, job responsibilities, industry knowledge, special skills and performance, as well as the Company’s earnings performance for the fiscal year.

The committee plans to continue to evaluate the Company’s annual short-term cash incentive compensation program and objectives and may adopt future short-term incentive plans for the named executive officers with performance criteria and other terms that may or may not be similar to the fiscal year 2022 short-term incentive plan.

Long-Term Incentive Compensation

Our compensation objective of inducing executives to remain in our employ as well as aligning their interests with those of our stockholders leads us to make periodic equity awards. These awards provide incentives for our named executive officers to remain with us over the long term and gives the compensation committee additional flexibility to reward superior performance by our named executive officers. We believe that dependence on equity for a significant portion of a named executive officer’s compensation more closely aligns such executive’s interests with those of our stockholders, since the ultimate value of such compensation is linked directly to our stock price.

We utilize our two equity incentive plans for our long-term incentive compensation, the America’s Car-Mart, Inc. Amended and Restated Stock Option Plan, referred to in this proxy statement as the Restated Option Plan, and the America’s Car-Mart, Inc. Amended and Restated Stock Incentive Plan, referred to in this proxy statement as the Restated Incentive Plan. The allocation of long-term incentive compensation between stock options and restricted stock is generally made with the goal of rewarding long-term service with the issuance of restricted shares and rewarding efforts related to increasing the stock price over the long-term with the issuance of stock options.

Under Mr. Williams’ prior employment agreement effective May 1, 2015, Mr. Williams was granted stock options on the date of our 2015 annual meeting. A portion of these stock options were subject to time-based vesting and vested in full at the end of fiscal year 2020. The remainder of these stock options were subject to performance vesting based on the attainment of certain cumulative consolidated net income growth goals during fiscal years 2016 through 2020. Because the Company’s cumulative consolidated net income growth exceeded the maximum goal during the five-year period ended April 30, 2020, these performance-based options vested in full on August 5, 2020. See “Executive Compensation – Employment Agreements” for a discussion of the terms of these long-term incentive compensation awards to Mr. Williams.

Based on the Company’s financial results for fiscal 2018, on May 8, 2018, the compensation committee granted Mr. Williams an award of 120,000 stock options, which will vest in their entirety (or “cliff” vest) on May 8, 2023.

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On March 1, 2018, the compensation committee granted Ms. Judy 10,000 restricted shares of our common stock in connection with her promotion to Chief Financial Officer as an incentive for her future performance with the Company. These shares will cliff vest on March 1, 2028.

On December 30, 2019, the compensation committee granted 100,000, 50,000 and 50,000 shares of our common stock to Mr. Williams, Ms. Judy, and Mr. Walthall, respectively, which vest in 20% annual installments beginning on the first anniversary of the grant date. The purpose of these awards was to enhance the market competitiveness and retention value of total compensation of the Company’s named executives, to promote continued focus by executive management on long-term performance and increasing stockholder value and to further align the executives’ interests with the interests of our stockholders by increasing their ownership stake in the Company. These awards were also based on the Company’s performance during fiscal years 2018 and 2019, primarily a 166% increase in the Company’s stock price, strong diluted earnings per share growth, improved credit loss results, continued growth in finance receives, and strong cash flows.

The compensation committee does not currently plan to grant additional stock options or restricted stock to our named executive officers during fiscal year 2022. However, the compensation committee will continue to evaluate the Company’s performance and overall executive compensation program and expects at an appropriate time in the future to grant additional equity awards to our named executive officers as part of our strategy of providing meaningful long-term performance-based incentives for our management team in order to more closely align management’s interest with the interests of our stockholders.

Perquisites and Personal Benefits

Our named executive officers receive additional compensation consistent with our philosophy of hiring and retaining key personnel. Such perquisites include executive health insurance, automobile allowances, club dues and matching contributions to our 401(k) plan. See “Executive Compensation – Summary Compensation Table for Fiscal Years 2021, 2020 and 2019” for the aggregate incremental cost to us of such benefits.

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the deductibility of compensation paid to our named executive officers to $1 million during any fiscal year. Historically, Section 162(m) has not been a material consideration for our compensation committee due to the levels and types of compensation paid to our named executive officers. The compensation committee considers the potential consequences of the deduction limitation of Section 162(m) in relation to our compensation arrangements and may structure our compensation arrangements for our executive officers in order to avoid the deduction limitation of Section 162(m). However, the compensation committee considers many factors when designing its compensation arrangements in addition to the deductibility of the compensation and maintains the flexibility to grant awards or pay compensation amounts that are non-deductible if they believe it is in the best interest of our Company and our stockholders.

Accounting for Stock-Based Compensation

Stock-based compensation expense is computed in accordance with accounting rules that are a part of GAAP as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The expense related to equity compensation has been and will continue to be a material consideration in our overall compensation program.

Stock Ownership Guidelines

In February 2020, the Company’s board of directors adopted the following stock ownership guidelines for the named executive officers:

Chief Executive Officer	6x Base Salary
Chief Financial Officer	3x Base Salary
Chief Operating Officer	3x Base Salary

The executive officers are expected to meet the applicable target multiple within five years after first becoming subject to the guidelines and are expected to continuously own sufficient shares to meet the applicable guideline once attained. Executives who fall below the guidelines may exercise non-qualified stock options in a cashless net exercise but must hold the net shares acquired until such time that the guideline is met and must continue to hold the number of shares necessary to maintain compliance with the guideline. As of July 2, 2021, each of our named executive officers currently meets his or her applicable guideline.

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For purposes of the guidelines, ownership includes shares owned directly, unvested restricted shares subject to time-based vesting, and shares held in Company stock ownership plans or other Company benefit plans.

Anti-Hedging and Pledging

The Company’s Insider Trading Policy prohibits directors, executive officers and certain employees from engaging in any hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving Company securities that allow the individual to lock in some or all of the value of his or her stock holdings. The policy also prohibits short sales of the Company’s securities and trading in puts, calls or other derivative securities. The Company believes these types of transactions are contrary to the interests of its stockholders and to the long-term performance of the Company.

The Company’s Insider Trading Policy also prohibits insiders from holding Company securities in a margin account or pledging such securities as collateral for a loan. However, an exception may be granted for pledges of Company securities as collateral for a loan (but not for margin debt) if the person pledging shares is unaware of material nonpublic information at the time the pledge is entered into and demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Risk Considerations in our Compensation Program

The compensation committee is responsible for reviewing and overseeing the compensation and other benefits structure applicable to our employees generally. We do not believe that our compensation policies and practices for our employees give rise to risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:

•	Our compensation program is designed to provide a combination of both fixed and variable incentive compensation.

•	The variable portions of compensation are designed to reward both annual performance and longer-term performance. We believe this lessens any incentive for short-term risk taking that could be detrimental to our company’s long-term best interests.

•	A significant portion of our management’s compensation is based on the performance of our company as a whole.

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Summary Compensation Table for Fiscal Years 2021, 2020, and 2019

The following table provides certain information concerning compensation earned for services rendered in all capacities by the persons who served as our named executive officers during the fiscal years ended April 30, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards [1] ($)	Option Awards [1] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jeffrey A. Williams, President, Chief Executive Officer	2021 2020 2019	$750,000 $572,894 $440,962	- - -	- - -	- $4,172,000 $2,496,000	- $133,000 $119,700	- - -	$47,506 [2] $45,947 $39,122	$797,506 $4,923,841 $3,095,784
Vickie D. Judy, Chief Financial Officer	2021 2020 2019	$400,000 $305,962 $232,308	- - $75,000	- - -	- $2,086,000 -	- $106,400 -	- - -	$42,176 [3] $39,991 $32,429	$442,176 $2,538,353 $339,747
Leonard L. Walthall, Chief Operating Officer	2021 2020	$400,000 $305,962	- $42,250	- -	- $2,086,000	- $65,000	- -	$39,364 [4] $35,464	$439,364 $2,534,676

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1 In accordance with SEC rules, the amounts shown reflect grant date fair value of the awards calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation – Stock compensation. Refer to “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note K: Stock-Based Compensation Plans” included in our Annual Report on Form 10-K filed on July 2, 2021 for the relevant assumptions used to determine the valuation of our option awards. Performance based awards are reflected assuming the performance criteria are met and awards become 100% vested.

2 For fiscal 2021, Mr. Williams’ all other compensation included - $2,100 for use of company automobile, $4,646 for club dues, $8,550 for matching contributions to our 401(k) plan, $576 for insurance premiums, $890 for Christmas bonus and $30,744 for premiums paid under our executive health insurance plan.

3 For fiscal 2021, Ms. Judy’s all other compensation included - $5,600 for use of company automobile, $8,550 for matching contributions to our 401(k) plan, $576 for insurance premiums, $850 for Christmas bonus, and $26,600 for premiums paid under our executive health insurance plan.

4 For fiscal 2021, Mr. Walthall’s all other compensation included - $6,850 for use of company automobile, $8,412 for matching contributions to our 401(k) plan, $576 for insurance premiums, $1,070 for Christmas bonus, and $22,456 for premiums paid under our executive health insurance plan.

Our named executive officers are entitled to all benefits generally made available to our employees, including the eligibility to participate in our 401(k) plan. Our 401(k) plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our employees who are at least 21 years of age are eligible to participate in our 401(k) plan immediately upon hire. Our 401(k) plan includes a salary deferral arrangement pursuant to which the participants may contribute up to the maximum amount permitted by the Code. We may make both matching and additional contributions, subject to certain Code limitations, at the discretion of our board of directors. A separate account is maintained for each participant in our 401(k) plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from our 401(k) plan may be made in the form of a lump sum cash payment or, for required minimum distributions, in installment payments.

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Grants of Plan-Based Awards during Fiscal Year 2021

There were no grants of plan-based awards to our named executive officers during fiscal year 2021.

Employment Agreements and Related Compensation

Jeffrey A. Williams. On February 27, 2020, we entered into a new employment agreement with Mr. Williams to be effective as of May 1, 2020. This agreement replaces our employment agreement with Mr. Williams covering his employment and compensation from May 1, 2015 through fiscal year 2020. The following is a discussion of certain terms of these agreements, including the compensation earned by and paid to Mr. Williams for fiscal years 2020 and 2019 pursuant to his prior employment agreement.

Under the terms of his new employment agreement, Mr. Williams will continue to serve as a senior executive officer of the Company’s operating subsidiary and will receive an annual base salary of $750,000, or such higher annual salary approved by the board of directors. Mr. Williams has the right to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by the Company’s operating subsidiary and the Company’s nonqualified deferred compensation plan. See “Executive Compensation – Deferred Compensation Plan” for more information regarding the nonqualified deferred compensation plan. He will also be entitled to earn an annual cash bonus under any incentive bonus plan in effect from time to time or as otherwise determined by the Committee and will be eligible for long-term incentive awards under the Company’s Amended and Restated Stock Option Plan and its Amended and Restated Stock Incentive Plan. The term of the employment agreement is for one year, which automatically renews for successive one-year periods on May 1 of each year until notice of termination is given by either party.

Prior to entering into his new employment agreement, the board of directors approved an increase to Mr. Williams’ annual salary to $750,000 effective December 1, 2019. Mr. Williams previously received an annual salary of $467,500 approved by our board of directors effective January 1, 2019. Mr. Williams also had the right under his prior employment agreement to participate in any operating subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by our operating subsidiary and the Company’s nonqualified deferred compensation plan.

The new employment agreement with Mr. Williams contains an agreement not to compete and a covenant against the solicitation of employees and customers for the term of his employment and a period of two years thereafter, provisions against the use and disclosure of trade secrets and other confidential information for the term of employment and an indefinite period thereafter, and certain other customary covenants and restrictions. Mr. Williams’ prior employment agreement contained similar covenants not to compete and not to solicit the Company’s employees and customers and provisions against the use and disclosure of trade secrets and confidential information. The non-compete and non-solicitation covenants under the prior agreement covered his term of employment and one year thereafter.

Under his prior employment agreement, Mr. Williams was entitled to earn an annual incentive bonus during the term beginning May 1, 2015 and ending April 30, 2020. Such incentive bonus was based upon the attainment of our fully diluted GAAP earnings per share for each fiscal year. Mr. Williams’ targeted bonus potential was $80,000 for fiscal years 2019 and 2020. However, in light of Mr. Williams’ elevation to CEO in fiscal year 2018, the compensation committee increased the targeted bonus amount for fiscal years 2019 and 2020 to $90,000 and $100,000, respectively. If our actual fully diluted GAAP earnings per share equaled 95-99% of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year would be the targeted bonus potential amount for such year multiplied by 0.67. If our actual fully diluted GAAP earnings per share equaled 100-104% of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year would be the targeted bonus potential amount for such year multiplied by 1.0. If our actual fully diluted GAAP earnings per share equaled 105% or more of the projected fully diluted GAAP earnings per share, the bonus for each fiscal year would be the targeted bonus potential amount for such year multiplied by 1.33. Mr. Williams earned a $119,700 bonus for fiscal year 2019 and a $133,000 bonus for fiscal year 2020 as the actual fully diluted GAAP earnings per share for fiscal year 2019 of $6.73 was 141% of the projected fully diluted GAAP earnings per share of $4.75 and the actual fully diluted GAAP earnings per share for fiscal year 2020 of $7.12 was 136% of the projected fully diluted GAAP earnings per share of $5.23.

Under the prior employment agreement, in August 2015 Mr. Williams was granted non-qualified stock options to purchase an aggregate of 30,000 shares of our common stock pursuant to our Restated Option Plan. Mr. Williams received an option for 10,000 shares subject to time-based vesting which “cliff” vested on April 30, 2020. He also received an option for 20,000 shares subject to performance vesting based on the Company’s consolidated net income growth during fiscal years 2016 through 2020. For the performance-based option, if the Company’s cumulative consolidated net income growth, calculated on a compound basis, for the five fiscal years ending April 30, 2020 was equal to 10% or more, the option would vest in full (20,000 shares) on the fifth anniversary of the grant date. If the Company’s cumulative consolidated net income growth, calculated on a compound basis, for the five fiscal years ending April 30, 2020 was equal to 5% or more but less than 10%, one half of the option (10,000 shares) would vest on the fifth anniversary of the grant date. If the Company’s cumulative consolidated net income growth, calculated on a compound basis, for the five fiscal years ending April 30, 2020 was less than 5%, the option would be forfeited. The Company’s cumulative consolidated net income growth during the five-year period ended April 30, 2020, was 12%, and therefore, these performance-based options vested in full on August 5, 2020.

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Each of Mr. Williams’ employment agreements includes terms regarding certain payments to which he would be entitled upon termination of his employment with the Company or in connection a change in control of the Company. See “Executive Compensation – Payments Upon Termination of Employment or Change in Control,” for more information regarding these terms and the payments to which Mr. Williams would be entitled in connection with the termination of his employment with the Company or a change in control of the Company.

Vickie D. Judy and Leonard L. Walthall. We have not previously had and do not currently have an employment agreement with Ms. Judy or Mr. Walthall. However, for fiscal year 2020, we adopted short-term incentive plans for Ms. Judy and Mr. Walthall similar to the short-term incentive plan included in Mr. Williams’ 2015 employment agreement. The short-term incentive plan for Ms. Judy was based on the same fully diluted GAAP earnings per share goals and payment terms as provided in Mr. Williams’ agreement. The targeted bonus amount for Ms. Judy for fiscal year 2020 was $80,000, resulting in a bonus payment earned of $106,400 for fiscal year 2020.

The short-term incentive plan for Mr. Walthall for fiscal year 2020 was based on similar net income goals and a similar payment structure. Under the plan for Mr. Walthall, if our actual net income equaled 95-99% of budgeted net income, the bonus for the fiscal year would be the targeted bonus potential amount multiplied by 0.67. If our actual net income equaled 100-105% of budgeted net income, the bonus for the fiscal year would be the targeted bonus potential amount multiplied by 1.0. If our actual net income equaled 106% or more of budgeted net income, the bonus for the fiscal year would be the targeted bonus potential amount multiplied by 1.65. Mr. Walthall’s targeted bonus amount for fiscal year 2020 was $65,000. The Company’s actual net income relative to budgeted net income for fiscal year 2020 fell within the target performance range; however, the compensation committee determined that actual net income would have exceeded the maximum performance range but for the increase in the Company’s allowance for credit losses at April 30, 2020 due to the effects of the COVID-19 pandemic. Therefore, the committee exercised its discretion to award Mr. Walthall a short-term incentive plan payment of $107,250, or 1.65 times the targeted bonus amount for fiscal year 2020. The committee believes this adjustment to Mr. Walthall’s short-term incentive award was appropriate in light of the unprecedented circumstances caused by the pandemic in the Company’s fourth quarter of fiscal year 2020.

On June 1, 2021, we entered into individual change in control agreements with Ms. Judy and Mr. Walthall entitling the executive officers to a cash payment and the immediate vesting of stock options and restricted stock upon the occurrence of certain events involving a change in control of the Company. See “Executive Compensation – Payments Upon Termination of Employment or Change in Control” for more information regarding the terms of these agreements and the payments to which Ms. Judy and Mr. Walthall would be entitled under the agreements.

Stock Plans

Restated Option Plan. In August 2007, our board of directors adopted the 2007 Option Plan, which was subsequently approved by our stockholders at our 2007 annual meeting of stockholders. The 2007 Option Plan originally set aside 1,000,000 shares of our common stock for option grants to employees, directors and certain independent contractors, consultants and advisors at a price not less than the fair market value of our common stock on the date of grant or the par value per share of our common stock. Our stockholders approved an amendment to the 2007 Option Plan on October 13, 2010 to increase the number of shares available under the 2007 Option Plan by 500,000 shares to 1,500,000 shares. On June 10, 2015, our board of directors adopted the Restated Option Plan, which was subsequently approved by our stockholders at our 2015 annual meeting of stockholders and which amended and restated the 2007 Option Plan. The Restated Option Plan extended the plan for a new ten-year term, increased the number of shares available for stock option grants by 300,000 shares to 1,800,000 shares, and made certain other changes to the 2007 Option Plan. On August 29, 2018, our stockholders approved an amendment to the Restated Option Plan to increase the number of shares available under the Restated Option Plan by 200,000 shares to 2,000,000 shares. On August 28, 2020, our stockholders approved an amendment to the Restated Option Plan to increase the number of shares available under the Restated Option Plan by 200,000 to 2,200,000 shares. At July 2, 2021, there were 215,000 shares of common stock available for grant under the Restated Option Plan. The Restated Option Plan will expire on June 10, 2025.

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Under the Restated Option Plan, options may be exercised in whole or in part, but in no event later than ten years from the date of grant with respect to incentive options. Any incentive option granted to an individual who owns more than 10% of the total combined voting of all classes of our stock or the stock of one of our subsidiaries may not be purchased at a price less than 110% of the fair market value on the date of grant, and no such option may be exercised more than five years from the date of grant.

Stock Incentive Plan. In August 2005, our board of directors adopted the 2005 Incentive Plan, which was subsequently approved by our stockholders at our 2005 annual meeting of stockholders. The 2005 Incentive Plan originally set aside 150,000 shares of our common stock for grants to our employees, officers and directors. Our stockholders approved an amendment to the 2005 Incentive Plan on October 14, 2009 to increase the number of shares available under the 2005 Incentive Plan by 200,000 shares to 350,000 shares. On June 10, 2015, our board of directors adopted the Restated Incentive Plan, which was subsequently approved by our stockholders at our 2015 annual meeting of stockholders and which amended and restated the 2005 Incentive Plan. The Restated Incentive Plan extended the plan for a new ten-year term, included provisions designed to further the Company’s eligibility to deduct for federal income tax purposes certain performance-based equity awards that may be granted to our named executive officers under the Restated Incentive Plan in accordance with Section 162(m) of the Code (applicable to awards granted prior to November 2, 2017), and made certain other changes to the 2005 Incentive Plan. The Restated Incentive Plan did not increase the number of shares available for issuance. However, on August 29, 2018, our stockholders approved an amendment to the Restated Incentive Plan on August 29, 2018 to increase the number of shares available under the Restated Incentive Plan by 100,000 shares to 450,000 shares. The Restated Incentive Plan will expire on June 10, 2025.

Shares granted under the Restated Incentive Plan have full voting rights prior to the date of vesting, if any; however, holders of any unvested shares must execute an irrevocable proxy granting us the right to vote such shares until the shares vest. At July 2, 2021, there were 82,509 shares of common stock available for grant under the Restated Incentive Plan.

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Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides certain information concerning the outstanding equity awards for each named executive officer as of April 30, 2021.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jeffrey A. Williams	10,000			$46.47	08/05/25
	20,000			$46.47	08/05/25
		120,000 [1]		$54.85	05/08/28
		80,000 [2]		$109.06	12/30/29
	20,000			$109.06	12/30/29
Vickie D. Judy	3,750			$53.02	05/22/25	500 [3]	$75,415 [4]
	10,000			$26.37	03/02/26	10,000 [5]	$1,508,300 [4]
		40,000 [2]		$109.06	12/30/29
	10,000			$109.06	12/30/29
Leonard L. Walthall		40,000 [2]		$109.06	12/30/29	10,000 [5]	$1,508,300 [4]
	10,000			$109.06	12/30/29

____________________

1 These options will “cliff” vest on May 8, 2023.

2 These options will vest in four equal annual installments beginning on December 30, 2021.

3 These restricted shares will “cliff” vest on May 22, 2022.

4 Fair value was calculated by using the closing market price of our common stock on April 30, 2021 of $150.83.

5 These restricted shares will “cliff” vest on March 1, 2028.

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Option Exercises and Stock Vested during Fiscal Year 2021

The following table provides certain information concerning the option exercises and restricted stock awards vested for each named executive officer during the fiscal year ended April 30, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise [1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Jeffrey A. Williams	-	-	-	-
Vickie D. Judy	-	-	-	-
Leonard L. Walthall	22,500 [2]	$2,398,260 [2]	-	-

____________________

1 Amount is calculated by using the closing market price of our common stock as reported on NASDAQ on the date of exercise less the exercise price.

2 Includes 13,633 shares forfeited to pay the exercise price and tax withholding pursuant to a net settlement arrangement.

Deferred Compensation Plan

On September 17, 2014, the compensation committee of our board of directors approved the America’s Car-Mart, Inc. Nonqualified Deferred Compensation Plan, referred to in this proxy statement as the Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan designed to allow a select group of management or highly compensated employees of the Company, including our named executive officers, to save for retirement on a tax-deferred basis. The eligibility of each participant will be determined by the compensation committee. The Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Code.

Under the terms of the Deferred Compensation Plan, a named executive officer may defer a portion or all of his salary and bonus for any calendar year in which the plan is in effect, provided that the executive makes an irrevocable election for such deferral prior to the end of the preceding calendar year or, if permitted by the compensation committee, within 30 days after the executive first becomes eligible to participate in the plan. Compensation amounts deferred under the Deferred Compensation Plan are credited or debited with earnings or losses based on an investment fund, known as a “measurement fund,” elected by the executive at the time of his deferral election from among several measurement funds that the compensation committee may select from time to time, although the deferred payments are not actually invested in the measurement fund. The executive’s account balance under the Deferred Compensation Plan will be distributed to the executive or his beneficiary upon the earliest of the executive’s termination, death or such other date as selected by the executive upon his deferral election.

The Deferred Compensation Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants in the Deferred Compensation Plan have the status of general unsecured creditors of the Company. We (or one or more of our subsidiaries) are solely responsible for paying benefits to plan participants and their beneficiaries.

No executives participated in the plan during fiscal year 2021.

Payments Upon Termination of Employment or Change in Control

The following narrative discusses potential payments to which Mr. Williams, Ms. Judy and Mr. Walthall would be entitled upon termination of their employment with the Company in connection with a change in control of the Company, and the table below quantifies the payments to which they would have been entitled had their employment been terminated or had a change in control of the Company occurred as of April 30, 2021.

Termination Not Involving a Change in Control

Jeffrey A. Williams. Pursuant to his employment agreement, if the Company terminates Mr. Williams without cause, Mr. Williams will be entitled to receive, within 60 days after termination, a lump sum payment equal to 24 months of his base salary then in effect, plus the pro rata portion of any bonus earned through the date of termination. Mr. Williams’ receipt of such payment would be subject to his timely execution and non-revocation of a customary release of claims. If Mr. Williams’ employment is terminated due to disability, he will be entitled to receive, within 60 days after termination, a lump sum payment equal to 24 months of his base salary then in effect, less any amounts payable to Mr. Williams under the Company’s disability insurance policy. If Mr. Williams’ employment is terminated due to his death, his estate will be entitled to receive, within 60 days after his death or as soon thereafter as practicable, his base salary then in effect through the end of the calendar month in which his death occurs, plus the pro rata portion of any bonus earned through the date of his death. In addition, upon Mr. Williams’ termination without cause or due to his death or disability, all of his unvested restricted stock and stock options will immediately vest in full without regard to the achievement of any applicable performance goals, unless otherwise prohibited by the plans or award agreements applicable to such restricted shares or stock options. If Mr. Williams resigns or is terminated for cause, the Company would have no obligation to pay base salary or benefits beyond the last day worked, and any unvested shares of restricted stock or stock options would be forfeited unless Mr. Williams’ service on our board of directors continues uninterrupted.

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Vickie D. Judy. Because we do not have an employment agreement with Ms. Judy, in the event her employment is terminated for any reason, the Company would have no obligation to pay base salary or benefits beyond the last day worked. However, if her employment is terminated due to her death or disability, a portion of her unvested shares of restricted stock will become fully vested as of the date of her death or termination due to disability.

Leonard L. Walthall. Because we do not have an employment agreement with Mr. Walthall, in the event his employment is terminated for any reason, the Company would have no obligation to pay base salary or benefits beyond the last day worked. However, if his employment is terminated due to his death or disability, a portion of his unvested shares of restricted stock will become fully vested as of the date of his death or termination due to disability.

Termination in Connection with a Change in Control

Certain of our executive compensation plans and agreements, including our employment agreement with Mr. Williams, our change in control agreements with Ms. Judy and Mr. Walthall, our Restated Option Plan and certain of our restricted stock agreements for shares granted under our Restated Incentive Plan, contain provisions (collectively, the “Change in Control Provisions”) entitling our executives to certain benefits upon the occurrence of certain events, involving a change in control of the Company. Payments to our named executive officers under these Change in Control Provisions are triggered upon an involuntary termination of the executive’s employment, or a voluntary termination of employment by the executive for good reason (as defined in the Change in Control Provisions), in connection with a change in control of the Company (sometimes referred to as a double trigger event). Under the Change in Control Provisions, a “change in control” generally means the following:

•	the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) of ownership of our stock that, together with stock held by such person, constitutes more than 50% of the total fair market value or total voting power of our stock;

•	the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of ownership of our stock possessing 35% or more of the total voting power of our stock;

•	the replacement of a majority of the members of our board of directors during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election; or

•	the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

If the executive terminates his or her employment for good reason or the Company or our operating subsidiary (or the surviving or acquiring entity, as the case may be) terminates his or her employment other than for cause, in each case within six months before or 24 months after a change in control:

•	we must pay each of our named executive officers a lump sum cash payment equal to 24 months of his or her then current base salary and all unvested restricted stock and stock options previously granted vest in full, without regard to the achievement of any applicable performance goals, unless otherwise prohibited by the applicable equity compensation plans and award agreements;

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•	under the Restated Option Plan, all unvested stock options previously granted to plan participants will vest in full, without regard to the achievement of any applicable performance goals, unless otherwise prohibited by the applicable stock option agreements or the participant’s employment agreement; and

•	under certain of our restricted stock award agreements, all unvested shares of restricted stock subject to such agreements held by the participant on the date of the double trigger event will automatically become fully vested.

Such payments are referred to in this proxy statement as change in control payments.

For purposes of the Change in Control Provisions, a termination for “cause” generally consists of a breach, willful failure to perform duties, gross negligence or wrongdoing by the executive officer. “Good reason” generally means the executive’s resignation within 30 days after the occurrence of any of the following events:

•	a significant reduction of the executive’s duties, authority, responsibilities, or reporting relationships or the assignment to him or her of such reduced duties, authority, responsibilities, or reporting relationships, without his or her written consent; provided, however, that the change in control is not, in and of itself, a material adverse change in the executive’s duties, authority, responsibilities or reporting relationships;

•	a material reduction in the executive’s base salary, bonus structure or benefits, with the result that the executive’s overall benefits package is significantly reduced; or

•	the relocation of the executive’s principal work location to a facility or a location more than 50 miles from his or her then present principal work location, without his or her written consent.

In addition, if, within six months prior to the change in control, we terminate Mr. Williams, Ms. Judy or Mr. Walthall without cause, then, for purposes of his or her change in control payments, he or she will be treated as being employed on the date the change in control becomes effective. In such case, Mr. Williams will not be entitled to receive any additional payments or benefits to which he would otherwise be entitled in the event his employment is terminated by the Company without cause.

Under the terms of Mr. Williams’ employment agreements and the change in control agreements, in the event the change in control payments and any other payments to which the executive officer may be entitled in connection with the change in control of the Company equal or exceed in the aggregate three times the “base amount” (as defined by Section 280G of the Code) with respect to his or her compensation, which would result in excise taxes being owed by him or her under Code Section 4999 and the loss of a tax deduction by the Company under Code Section 280G for the excess payment above the base amount, the Company and the executive officer agree to retain an independent accounting firm to evaluate whether he or she would be better off by receiving the full change in control payments and paying the excise tax or by the Company reducing the aggregate payment amount so that it would not be subject to excise taxes under Section 4999 of the Code. Based on the accountant’s finding that the executive officer would be better off receiving the full payment amount and paying the required excise taxes, no change will be made in the change in control payments and the Company will forego its deduction for the amount of such payments above the base amount. Based on the accountant’s finding that the executive officer would be better off receiving the reduced change in control payments and not being subject to excise tax, the change in control payments will be reduced to an aggregate amount that does not equal or exceed three times the base amount and the Company will retain its eligibility to deduct the amount actually paid.

If the executive officer is a “specified employee” within the meaning of Section 409A of the Code, any benefits or payments that constitute a “deferral of compensation” under the Section 409A of the Code that become payable as a result of his or her termination for reasons other than death, and become due under the employment agreement during the first six months after termination of employment, will be delayed and all such delayed payments will be paid to the executive officer in full in the seventh month after the date of termination and all subsequent payments, if any, will be paid in accordance with their original payment schedule.

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These employment agreement with Mr. Williams and the change in control agreements with Ms. Judy and Mr. Walthall also each contain an agreement not to compete and a covenant against the solicitation of employees and customers for the term of the executive’s employment and a period of two years thereafter, provisions against the use and disclosure of trade secrets and other confidential information for the term of employment and an indefinite period thereafter, non-disparagement terms and certain other customary covenants and restrictions.

The executive’s receipt of the change in control payments is subject to his or her timely execution and non-revocation of a customary release of claims.

The following table summarizes the estimated payments to be made to each named executive officer upon the termination of the named executive officer’s employment or in connection with a change in control of the Company. In accordance with SEC regulations, the table assumes that the termination or change in control occurred on April 30, 2021, and the value applied to the shares of common stock is $150.83 per share based on the closing market price as reported on that date.

Name	Type of Compensation	Death	Disability	Termination Other Than for Cause	Other Termination(1)	Change in Control(2)
Jeffrey A. Williams	Cash	-	$ 1,500,000	$ 1,500,000	-	$ 1,500,000
	Stock Options(3)	$ 14,859,200	$ 14,859,200	$ 14,859,200	-	$ 14,859,200
	Restricted Shares	-	-	-	-	-
	Total	$ 14,859,200	$ 16,359,200	$ 16,359,200	-	$ 16,359,200

Vickie D. Judy	Cash	-	-	-	-	$ 800,000
	Stock Options(3)	-	-	$ 1,670,800	-	$ 1,670,800
	Restricted Shares	$ 1,508,300	$ 1,508,300	$ 1,583,715	-	$ 1,583,715
	Total	$ 1,508,300	$ 1,508,300	$ 3,254,515	-	$ 4,054,515

Leonard L. Walthall	Cash	-	-	-	-	$ 800,000
	Stock Options(3)	-	-	$ 1,670,800	-	$ 1,670,800
	Restricted Shares	$ 1,508,300	$ 1,508,300	$ 1,508,300	-	$ 1,508,300
	Total	$ 1,508,300	$ 1,508,300	$ 3,179,100	-	$ 3,979,100

____________________

1 Includes, without limitation, termination for cause, voluntary resignation or retirement.

2 Assumes the double trigger event occurred on April 30, 2021 and that the total amounts due to the executive officer do not exceed the limits imposed by Section 280G of the Code or that the executive officer would be better off receiving the full payment amount and paying the required excise taxes.

3 Assumes the immediate vesting of all unvested stock options and the associated cash proceeds resulting from a same day exercise and sale of those options based on the closing price of our common stock as reported on April 30, 2021, of $150.83.

Chief Executive Officer Pay Ratio

The following information about the relationship between the compensation of our associates and the compensation of our Chief Executive Officer is provided in compliance with the requirements of Item 402(u) of Regulation S-K under the Exchange Act (“Item 402(u)”). In fiscal 2021, the estimated median of the annual total compensation of our associates, excluding our Chief Executive Officer, Mr. Williams, was $48,000. Our Chief Executive Officer’s annual total compensation for fiscal 2021, calculated at the summary compensation table above, was $797,506. The resulting estimated ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all associates was 17 to 1.

We took the following steps in identifying the median of the annual compensation of all our associates. We determined that as of April 30, 2021, we employed 3,100 associates, all located in the United States. This number includes all the individuals determined to be employees for federal tax purposes during the year, whether full-time, part-time, seasonal, or temporary. Due to changes within our associate population, we determined a new median associate for fiscal year 2021. We determined the median associate by conducting a full analysis of this employee population using total pay, which included regular wages, overtime, bonuses, commissions and any other taxable income.

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For full-time associates that were not employed for the whole year, regular wages were annualized. For part-time associates that were not employed for the whole year, we calculated the average hours worked per week for each associate, and annualized regular wages based on a 52-week fiscal year. No adjustments were made for seasonal or temporary associates.

The resulting pay ratio was calculated in a manner consistent with Item 402(u) and we believe it constitutes a reasonable estimate. However, as contemplated by Item 402(u), we relied on methods and assumptions that we determined to be appropriate for calculating the Company’s pay ratio. Other public companies will use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. It may therefore be difficult to compare our reported pay ratio to pay ratios reported by other companies.

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TRANSACTIONS WITH RELATED PERSONS

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving, or rejecting, any transactions with “related persons” as defined by SEC rules and any potential conflicts of interest between us and any third party. The audit committee reviews and considers such transactions on a case-by-case basis in light of all facts and circumstances and does not use any prescribed criteria for approving or rejecting any proposed transaction or relationship.

For the fiscal year ended April 30, 2021, there were no transactions with related persons required to be disclosed in this proxy statement.

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AUDIT COMMITTEE REPORT

In accordance with the written charter adopted by our board of directors, a copy of which is available on our website, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During the fiscal year ended April 30, 2021, the audit committee met eight times and discussed internal control, accounting, auditing and our financial reporting practices with our Chief Financial Officer and our independent auditors and accountants, Grant Thornton LLP. In discharging its oversight responsibility as to the audit process, each member of our audit committee has reviewed our audited financial statements as of and for the fiscal year ended April 30, 2021 and the audit committee held one meeting with management and Grant Thornton LLP to discuss the audited financial statements prior to filing our annual report on Form 10-K. Our audit committee also met with Grant Thornton LLP to discuss the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, prior to filing our annual report on Form 10-K.

In addition, the audit committee has received from Grant Thornton LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence and has discussed with Grant Thornton LLP its independence in connection with its audit of our financial statements for the fiscal year ended April 30, 2021. See “Principal Accounting Fees and Services.” Based upon the foregoing reviews and discussions, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended April 30, 2021.

Daniel J. Englander, Chairman

Ann G. Bordelon

Ray C. Dillon

Joshua G. Welch

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COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based upon such review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Ann G. Bordelon, Chairman

Ray C. Dillon

Daniel J. Englander

Joshua G. Welch

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ANNUAL REPORT ON FORM 10-K

Our annual report on Form 10-K for the fiscal year ended April 30, 2021, as filed with the SEC, is available to stockholders who make a written request for such report to our Secretary at our office, 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756. Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of our expenses in furnishing such documents. Our annual report on Form 10-K (including exhibits thereto) and this proxy statement are also available by the following link on our website at www.car-mart.com under the “SEC Filings” section, which is under the “Investor Relations” section.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2022 annual meeting of stockholders must be received at our principal executive offices no later than March 16, 2022, directed to the attention of the Secretary, for consideration for inclusion in our proxy statement and form of proxy relating to that meeting. In connection with next year’s annual meeting, our bylaws provide that we must receive notice of a matter or proposal, including any nomination of a director candidate, on or before May 15, 2022 for such proposal or nomination to be considered or voted upon at the annual meeting. The persons appointed by our board of directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting if such matter or proposal is raised at that annual meeting. Any such proposals must comply in all respects with applicable laws, including the rules and regulations of the SEC, and any stockholder nominations of director candidates must set forth the information required in Article V, Section 2 of our bylaws. A copy of our bylaws may be obtained upon written request to the Secretary at the address stated above.

OTHER MATTERS

Management does not know of any matter to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

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# Your **Vote** Counts!

**AMERICA'S CAR-MART, INC.**

2021 Annual Meeting
Vote by August 24, 2021 11:59 PM ET. For shares held in a Plan, vote by August 19, 2021 11:59 PM ET.

D57569-P59484

## You invested in AMERICA'S CAR-MART, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on August 25, 2021.**

## Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to August 11, 2021. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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# THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

| Voting Items | | Board Recommends |
|---|---|---|
| 1. | To elect seven directors for a term of one year and until their successors are elected and qualified: | |
| | **Nominees:** | |
| 1a. | Ann G. Bordelon | For |
| 1b. | Julia K. Davis | For |
| 1c. | Daniel J. Englander | For |
| 1d. | William H. Henderson | For |
| 1e. | Dawn C. Morris | For |
| 1f. | Joshua G. Welch | For |
| 1g. | Jeffrey A. Williams | For |
| 2. | To approve an advisory resolution regarding the Company's compensation of its named executive officers. | For |
| 3. | To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2022. | For |
| 4. | To transact such other business as may properly come before the meeting or any adjournment thereof. | |

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D57570-P59484

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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D57566-P59484

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**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**AMERICA'S CAR-MART, INC.**

**The Board of Directors recommends you vote FOR ALL NOMINEES listed in proposal 1:**

1. To elect seven directors for a term of one year and until their successors are elected and qualified:

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Ann G. Bordelon | ☐ | ☐ | ☐ |
| 1b. Julia K. Davis | ☐ | ☐ | ☐ |
| 1c. Daniel J. Englander | ☐ | ☐ | ☐ |
| 1d. William H. Henderson | ☐ | ☐ | ☐ |
| 1e. Dawn C. Morris | ☐ | ☐ | ☐ |
| 1f. Joshua G. Welch | ☐ | ☐ | ☐ |
| 1g. Jeffrey A. Williams | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR proposals 2 and 3.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. To approve an advisory resolution regarding the Company's compensation of its named executive officers. | ☐ | ☐ | ☐ |
| 3. To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending April 30, 2022. | ☐ | ☐ | ☐ |

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

| | **Yes** | **No** |
|---|---|---|
| Please indicate if you plan to attend this meeting. | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

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**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
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D57567-P59484

**AMERICA'S CAR-MART, INC.**
**Annual Meeting of Stockholders**
**August 25, 2021 10:00 AM**
**This proxy is solicited by the Board of Directors**

The undersigned stockholder(s) of America's Car-Mart, Inc., a Texas corporation, hereby appoint(s) Jeffrey A. Williams and Vickie D. Judy, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of the stockholders of America's Car-Mart, Inc. to be held on August 25, 2021 at 10:00 a.m. local time at the Company's principal executive office, 1805 North 2nd Street, Suite 401, Rogers, Arkansas 72756, to vote the shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**